Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

EDWARD G. CANNIZZARO JOINS
ROSS STORES BOARD OF DIRECTORS

Dublin, California, October 6, 2022 -- Ross Stores, Inc. (NASDAQ: ROST) announced today that Edward G. Cannizzaro has been elected to its Board of Directors, effective October 14, 2022.

Mr. Cannizzaro spent over 35 years at KPMG, a global professional services firm providing audit, tax, and advisory services, where he held various leadership, auditing, and consulting roles. Mr. Cannizzaro served as the Global Head of Quality, Risk, and Regulatory for KPMG International where he had global responsibility for quality controls, risk management, and ethics and compliance monitoring programs from 2018 to 2022, and served as Risk Management Partner for KPMG LLP in the U.S. from 2016 to 2018. Starting in 1994, he served in a Partner role with increasing levels of responsibility across client service, operations and risk management, and regulatory roles at KPMG. He holds a Bachelor of Science in Business Administration and Accounting from San Diego State University and is a Certified Public Accountant. Mr. Cannizzaro is a member of the Latino Corporate Directors Association.

In commenting on this news, George Orban, Chairman of Ross Stores, stated, “We are pleased to welcome Edward G. Cannizzaro to our Board of Directors. We are confident that his deep financial and compliance expertise garnered in providing over three decades of accounting, financial reporting, and advisory services will be valuable to our Company and shareholders.”

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2021 revenues of $18.9 billion. As of July 30, 2022, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,669 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 311 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.
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